______________________________________________________________________________

                      AGREEMENT AND PLAN OF MERGER

                              BY AND AMONG

                          IMCO RECYCLING INC.,

                    IMCO RECYCLING OF ILLINOIS INC.,

                         ALUMAR ASSOCIATES, INC.

                                   AND

               THE SHAREHOLDERS OF ALUMAR ASSOCIATES, INC.

                             OCTOBER 1, 1995
______________________________________________________________________________

                             TABLE OF CONTENTS

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                                                                                      PAGE
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
1.   DEFINITIONS ....................................................................   1

2.   THE MERGER; TERMS OF THE MERGER; CERTAIN COVENANTS .............................   6
     2.1  The Merger ................................................................   6
          2.1.1     The Merger ......................................................   6
          2.1.2     Effective Time of the Merger ....................................   6
          2.1.3     Effect of the Merger ............................................   6
          2.1.4     Certificate of Incorporation; Bylaws; Directors and Officers ....   7
          2.1.5     Tax Consequences ................................................   7
     2.2  Terms of the Merger .......................................................   7
          2.2.1     Merger Consideration ............................................   7
          2.2.2     Exchange Procedure for the Shareholders .........................   8
          2.2.3     Escrow Agreement ................................................   9
          2.2.4     Merger Sub Capital Stock; Alumar Treasury Stock .................   9
          2.2.5     Listed Shares ...................................................   9
     2.3  Conduct of the Business of Alumar and the Subsidiaries
          Prior to Closing ..........................................................   9
     2.4  Examination of Records ....................................................  10
     2.5  Consents and Approvals ....................................................  10
     2.6  Resignation of Directors and Officers .....................................  10
     2.7  Registration Rights Agreement .............................................  10
     2.8  Dissenter's Rights ........................................................  10
     2.9  No Shopping ...............................................................  10
     2.10 Related Party Transactions ................................................  11
     2.11 Advise of Change ..........................................................  11
     2.12 Air Emissions Permit ......................................................  11
     2.13 Miscellaneous .............................................................  11

3.   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS .............................  11
     3.1  Joint Representations and Warranties of the Shareholders ..................  11
          3.1.1     Capital Stock ...................................................  12
          3.1.2     Organization and Good Standing ..................................  12
          3.1.3     Corporate Power and Authority; Binding Obligations ..............  13
          3.1.4     No Violations ...................................................  13
          3.1.5     Consents and Authorizations .....................................  14
          3.1.6     Financial Statements, Etc. ......................................  14
          3.1.7     Title and Condition of Assets ...................................  15
          3.1.8     Insurance .......................................................  16
          3.1.9     Litigation and Compliance With Laws, Etc. .......................  16
          3.1.10    Taxes ...........................................................  17
          3.1.11    Intangible Assets ...............................................  17
          3.1.12    Proprietary Rights ..............................................  17
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                                      i

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
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

          3.1.13    Instruments in Full Force and Effect; Possession
                    under Leases ....................................................  18
          3.1.14    Employee Plans and Agreements ...................................  18
          3.1.15    Labor and Employee Relations ....................................  20
          3.1.16    Competing Lines of Business .....................................  21
          3.1.17    Environmental Matters ...........................................  21
          3.1.18    Absence of Certain Changes, Etc. ................................  22
          3.1.19    Subsidiaries ....................................................  23
          3.1.20    Licenses and Permits ............................................  23
          3.1.21    Absence of Certain Business Practices ...........................  24
          3.1.22    Customers .......................................................  24
          3.1.23    Securities Compliance History ...................................  24
          3.1.24    Property ........................................................  24
          3.1.25    Certain Representations Pertaining to Marport ...................  25
          3.1.26    Inventory .......................................................  25
          3.1.27    Limitation on Marport Representations ...........................  25
          3.1.28    Untrue Statements ...............................................  26
     3.2  Additional Representations and Warranties of the Shareholders .............  26
          3.2.1     Quality of Title to Shares ......................................  26
          3.2.2     Solvency ........................................................  26
          3.2.3     Securities Compliance History ...................................  26
          3.2.4     Shares Acquired for Investment ..................................  26
          3.2.5     Competency ......................................................  26
          3.2.6     Binding Obligations .............................................  27
          3.2.7     Receipt of Information ..........................................  27

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER
     AND MERGER SUB .................................................................  27
     4.1  Organization and Good Standing ............................................  27
     4.2  Corporate Power and Authority; Binding Obligations ........................  27
     4.3  No Violations .............................................................  28
     4.4  Shares Acquired for Investment ............................................  28
     4.5  Consents and Authorizations ...............................................  29
     4.6  Purchaser Information .....................................................  29
     4.7  Purchaser Stock ...........................................................  29
     4.8  Acknowledgment of Access to Records .......................................  29

5.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
     AND MERGER SUB .................................................................  29
     5.1  Representations True at Closing ...........................................  29
     5.2  Covenants of Alumar and the Shareholders ..................................  29
     5.3  No Injunction, Etc. .......................................................  30
     5.4  Opinion of Counsel ........................................................  30
     5.5  Approvals, Consents and Waivers ...........................................  30
     5.6  Absence of Adverse Change .................................................  30
     5.7  No Outstanding Warrants ...................................................  30


                                     ii

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
     5.8  Dissenters ................................................................  30
     5.9  Investment Letter .........................................................  30
     5.10 Release ...................................................................  30
     5.11 Title Policy ..............................................................  31
     5.12 HSR Compliance ............................................................  31
     5.13 Employment Agreement ......................................................  31
     5.14 Environmental Audit Report ................................................  31
     5.15 U.S. Reduction Stock ......................................................  31
     5.16 Termination of Agreements .................................................  31
     5.17 Tobian Metals .............................................................  31

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF ALUMAR
     AND THE SHAREHOLDERS ...........................................................  31
     6.1  Representations True at Closing ...........................................  32
     6.2  Covenants of Purchaser and Merger Sub .....................................  32
     6.3  No Injunction, Etc. .......................................................  32
     6.4  Opinion of Counsel ........................................................  32
     6.5  HSR Compliance ............................................................  32
     7.1  Transactions at Closing ...................................................  32
          7.1.1     Alumar's and the Shareholders' Performance ......................  32
          7.1.2     Performance by Purchaser and Merger Sub .........................  34

8.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     AND INDEMNIFICATION ............................................................  34
     8.1  Survival of Representations and Warranties ................................  34
          8.1.1     Alumar, Subsidiaries and Shareholders ...........................  34
          8.1.2     Purchaser and Merger Sub ........................................  35
     8.2  Certain Indemnification by the Shareholders ...............................  35
          8.2.1     Indemnification .................................................  35
          8.2.2     Time Limit ......................................................  37
          8.2.3     Indemnification Obligations Non-Recourse ........................  37
     8.3  Indemnification by Purchaser ..............................................  37
          8.3.1     Indemnification .................................................  37
          8.3.2     Time Limit; Cap .................................................  38
     8.4  Exclusive Remedy ..........................................................  38
     8.5  Defense of Suits and Claims ...............................................  38
     8.6  Arbitration ...............................................................  39
     8.7  Reimbursement .............................................................  40

9.   TERMINATION ....................................................................  40
     9.1  Method of Termination .....................................................  40
          9.1.1 .....................................................................  40
          9.1.2 .....................................................................  40
          9.1.3 .....................................................................  41


                                     iii

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
10.  GENERAL PROVISIONS .............................................................  41
     10.1  Notices ..................................................................  41
     10.2  Brokers ..................................................................  42
     10.3  Further Assurances .......................................................  42
     10.4  Waiver ...................................................................  42
     10.5  Expenses .................................................................  42
     10.6  Binding Effect ...........................................................  43
     10.7  Entire Agreement .........................................................  43
     10.8  Counterparts .............................................................  43
     10.9  Pronouns .................................................................  43
     10.10 Descriptive Headings .....................................................  43
     10.11 Governing Law ............................................................  43
     10.12 Assignability ............................................................  43
     10.13 Third Party Rights .......................................................  43
     10.14 Illegalities .............................................................  43
     10.15 Drafting Party ...........................................................  44
     10.16 Incorporation of Exhibits and Schedules ..................................  44
     10.17 Confidentiality; Public Announcements ....................................  44
     10.18 Shareholders' Representative .............................................  44


                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of October 1, 1995, by and among IMCO RECYCLING INC., a Delaware corporation ("PURCHASER"), IMCO RECYCLING OF ILLINOIS INC., a Delaware corporation and a wholly owned subsidiary of Purchaser ("MERGER SUB"), ALUMAR ASSOCIATES, INC., an Illinois corporation ("ALUMAR"), and those persons or entities listed on SCHEDULE A to this Agreement (the "SHAREHOLDERS").

                            W I T N E S S E T H:

     WHEREAS, the Shareholders own all of the outstanding shares of capital stock of Alumar; and

     WHEREAS, Alumar is the sole shareholder of Metal Mark, Inc., an Illinois corporation ("METAL MARK"); and

     WHEREAS, Purchaser is the sole shareholder of Merger Sub; and

     WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Purchaser will acquire all of the outstanding shares of the capital stock of Alumar by means of a merger of Alumar with and into Merger Sub, upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:

1.   DEFINITIONS.

     As used herein, the following terms shall have the following meanings unless the context otherwise requires:

     "AFFILIATE" means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise. For the purposes hereof, Affiliate shall not include U.S. Reduction Co., a Delaware corporation, Indiana Metal Conversion Corp., an Indiana corporation, American Metal & Salt Recovery Company, an Indiana corporation, and their respective officers, directors and shareholders.

     "AGREEMENT" means this Agreement and Plan of Merger.

     "ALUMAR" means Alumar Associates, Inc., an Illinois corporation.

     "ALUMAR SHARES" means the issued and outstanding shares of common stock, par value $1.00, of Alumar.

     "ASSETS" means the assets listed on SCHEDULE B hereto.

     "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section
3.1.6 hereof.

     "CASH MERGER CONSIDERATION" has the meaning set forth in Section 2.2.1 hereof.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.

     "CERTIFICATE OF MERGER" means (collectively) the Certificates of Merger executed and delivered by Merger Sub in substantially the form of EXHIBIT 1 hereto.

     "CLOSING" has the meaning set forth in Section 2.1.2 hereof.

     "CLOSING DATE" means the date on which the Closing occurs.

     "CODE" or "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

     "COLUMBIA ALUMINUM" means Columbia Aluminum Recycling, Ltd., an Illinois corporation and a wholly owned subsidiary of Metal Mark.

     "CONSTITUENT CORPORATIONS" means together, Merger Sub and Alumar.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "EFFECTIVE TIME" has the meaning set forth in Section 2.1.2 hereof.

     "EMPLOYEES" has the meaning set forth in Section 3.1.14 hereof.

     "ENVIRONMENTAL AUDIT REPORT" means a Phase I Environmental Audit Report for each parcel of the Property to be prepared by A&M Engineering for Purchaser, prepared in accordance with the ASTM Standards for Phase I Environmental Assessment, including a review of waste management and record-keeping compliance with respect to operations conducted on each parcel of the Property. There will be a total of four (4) Environmental Audit Reports.

     "ENVIRONMENTAL LAWS" means any applicable federal, state, or local laws, rules, or regulations, common law or strict liability provisions, and any judicial interpretations thereof, including any judicial or administrative orders or judgments, relating to pollution or environmental matters.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EQUIPMENT" means the machinery, equipment, tools and vehicles included in the Assets.

     "ESCROW AGENT" means Texas Commerce Bank, N.A., a national banking association.

     "ESCROW AGREEMENT"  has the meaning set forth in Section 2.2.3 hereof.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 3.1.6 hereof.

     "GOVERNMENTAL AUTHORITY" means any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "IBCA" means the Illinois Business Corporation Act of 1983, as amended.

     "IMMATERIAL CONTRACTS" has the meaning set forth in Section 3.1.13 hereof.

     "INSTRUMENTS" has the meaning set forth in Section 3.1.13 hereof.

     "INTANGIBLE ASSETS" means all patents, trademarks, technology, know-how, data, copyrights, trade names, service marks, licenses, covenants by others not to compete, rights and privileges used by Alumar and the Subsidiaries in the conduct of their respective businesses.

     "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in Section
3.1.6 hereof.

     "LIEN" means all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, rights of first refusal, options, charges, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind.

     "MARNOR ALUMINUM" means Marnor Aluminum Processing, Inc., a Missouri corporation and a wholly owned subsidiary of Metal Mark.

     "MARPORT" means Marport Smelting, L.L.C., an Indiana limited liability company which is 50% owned by Tropram.

     "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance which is listed, regulated or designated as toxic or hazardous (or words of similar meaning and regulatory effect), or with respect to which remedial obligations may be imposed, under any Environmental Laws.

     "MERGER" has the meaning set forth in Section 2.1.1 hereof.

     "MERGER CONSIDERATION" means the consideration stated in Section 2.2.1 hereof, consisting of the Cash Merger Consideration and the Stock Merger Consideration, collectively, which shall be allocated and distributed in accordance with Section 2.2.2 hereof to each holder of Alumar Shares outstanding immediately prior to the Effective Time.

     "MERGER SUB" means IMCO Recycling of Illinois Inc., a Delaware corporation.

     "1933 ACT" means the Securities Act of 1933, as amended.

     "OPERATIVE DOCUMENTS" means this Agreement, the Releases entered into by the Shareholders pursuant to Section 5.10 hereof, the Escrow Agreement, and the Registration Rights Agreement entered into by the parties pursuant to
Section 2.7 hereof.

     "PERMITS" means all permits, authorizations, approvals, registrations, variances, exemptions, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (i) federal, state, local or foreign statute, ordinance or regulation, including, without limitation, Environmental Laws, (ii) order of any Governmental Authority or (iii) contract with any Governmental Authority, or
(b) granted by any Governmental Authority.

     "PERMITTED ENCUMBRANCES" means (a) the Liens described in SCHEDULE C to this Agreement, and (b) Liens for current taxes and assessments not yet due and payable.

     "PERSON" means an individual, partnership, joint venture, corporation, bank, trust company, business entity, or unincorporated organization.

     "PITTSBURG ALUMINUM" means Pittsburg Aluminum, Inc., a Kansas corporation and a wholly owned subsidiary of Metal Mark.

     "PLAN" has the meaning set forth in Section 3.1.14 hereof.

     "PRICE PER SHARE" means the average closing price of Purchaser Stock on the New York Stock Exchange for the twenty (20) trading days immediately preceding the date which is five (5) trading days prior to the Closing Date.

     "PROPERTY" means those certain tracts of land described on SCHEDULE D of this Agreement.

     "PURCHASER" means IMCO Recycling Inc., a Delaware corporation.

     "PURCHASER STOCK" means the voting common stock, $.10 par value per share, of Purchaser; PROVIDED, HOWEVER, that in the event of any change in the capitalization of Purchaser prior to the Closing Date, Purchaser Stock shall mean the shares or other consideration into which such shares of Purchaser Stock have been converted.

     "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or discarding into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance, pollutant or contaminant).

     "SEC" means the Securities and Exchange Commission or any successor organization thereto.

     "SHAREHOLDERS" means, either singularly or collectively, as the context requires, those persons or entities listed on SCHEDULE A to this Agreement.

     "SHAREHOLDERS' REPRESENTATIVE" means Gary L. Auerbach, a resident of the State of Illinois, or such successor Shareholders' Representative as may be appointed pursuant to Section 10.18 hereof.

     "STOCK MERGER CONSIDERATION" has the meaning set forth in Section 2.2.1 hereof.

     "SUBSIDIARIES" means, collectively, Metal Mark, Columbia Aluminum, Pittsburg Aluminum, Marnor Aluminum, Tropram and Marport.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2.1.1 hereof.

     "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX OBLIGATION" means any material liability of Alumar or any Subsidiary for Taxes (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due).

     "TROPRAM" means Tropram, Inc., an Indiana corporation and a wholly owned subsidiary of Metal Mark.

     "U.S. REDUCTION STOCK" has the meaning set forth in Section 3.1.19 hereof.

2.   THE MERGER; TERMS OF THE MERGER; CERTAIN COVENANTS.

     2.1  THE MERGER.

          2.1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the IBCA, at the Effective Time, Alumar shall be merged with and into Merger Sub (the "Merger"), in accordance with the terms set forth in this Agreement. From and after the Effective Time, the separate corporate existence of Alumar shall cease, and Merger Sub shall continue as the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware (the "Surviving Corporation"). The Merger shall be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois, together with all other documents, notices and filings required by the DGCL.

          2.1.2 EFFECTIVE TIME OF THE MERGER. The closing of the Merger (the "Closing") shall take place at the offices of Haynes and Boone, L.L.P., at 901 Main Street, Suite 3100, Dallas, Texas 75202, at 10:00 a.m., Dallas time, on October 2, 1995 (to be effective as of October 1, 1995), or, if later, on the first business day on or by which the last to be fulfilled or waived of the conditions set forth in Articles 5 and 6 hereof shall be fulfilled or waived in accordance therewith, but in any event not later than November 30, 1995. If all of the conditions of the Merger set forth in Articles 5 and 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Section
9.1 hereof, the parties hereto shall cause the Certificate of Merger, together with all other documents and instruments required by law, together with all required fees, to be properly executed, filed or paid, as applicable, in accordance with the DGCL and the IBCA on, or the first business day immediately following, the Closing Date. The Certificate of Merger shall provide that the Merger shall be effective as of the time of filing (the "EFFECTIVE TIME").

          2.1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL and Section 5/11.50 of the IBCA. If at any time the Surviving Corporation shall consider or be advised that any further assignments, assurances in law, or other acts or instruments are necessary or desirable to vest, perfect, or confirm in the Surviving Corporation the title to any property or rights of the Constituent Corporations, the Constituent Corporations and their proper officers and directors shall and will do all such acts and things as may be necessary or proper to vest, effect, or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

          2.1.4 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation and Bylaws of Merger Sub, in each case as in effect at the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective
Time, the Board of Directors and officers of the Surviving Corporation shall be comprised of the directors and officers of Merger Sub, to hold office until their respective successors are duly elected or appointed and qualified.

          2.1.5 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization described in Section 368(a)(2)(D) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code. It shall not be a condition to the consummation of the Merger that any party hereto shall have received a ruling of the Internal Revenue Service as to the federal income tax consequences of the Merger.

     2.2  TERMS OF THE MERGER.

          2.2.1     MERGER CONSIDERATION.

               (a) At the Effective Time, by virtue of the Merger and without any action by the holders of the Alumar Shares, all Alumar Shares issued and outstanding immediately prior to the Effective Time shall be canceled and retired and converted into and become rights to receive the Merger Consideration in the manner described in subsection 2.2.1(c) below.

               (b) The aggregate Merger Consideration shall be payable by delivery of:

                    (i) $4,000,000 in cash without any interest thereon (the "CASH MERGER CONSIDERATION"), which shall be payable by wire transfer or other immediately available funds; and

                    (ii) the number of shares of Purchaser Stock determined
                         by dividing $4,500,000 by the Price Per Share, rounded to the nearest whole share of Purchaser Stock (the "STOCK MERGER CONSIDERATION").

               (c) The aggregate Merger Consideration shall be allocated among the Shareholders in accordance with their percentage interests set forth on EXHIBIT 2.2(c). At the Effective Time, each issued and outstanding share of Alumar Shares held by the Shareholders shall be converted without any action on the part of the holder thereof into and be exchangeable for:

                    (i) an amount of the Cash Merger Consideration set forth opposite such Shareholder's name on Exhibit 2.2(c); and

                    (ii) an amount of Purchaser Stock set forth opposite such
                         Shareholder's name on EXHIBIT 2.2(c).

               (d) As soon as practicable after the Effective Time, the Cash Merger Consideration and the Stock Merger Consideration shall be distributed pursuant to subsection 2.2.1 and Section 2.2.2 hereof.

               (e) After the Effective Time and in accordance with the terms of this Agreement, Purchaser agrees to deliver a sufficient number of shares of Purchaser Stock necessary to satisfy its obligations set forth in this Section 2.2.1.

          2.2.2 EXCHANGE PROCEDURE FOR THE SHAREHOLDERS. After the Effective Time, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Alumar Shares shall surrender such certificate or certificates to the Surviving Corporation, duly endorsed and executed as the Surviving Corporation may require, to the Surviving Corporation for cancellation, at which time the Cash Merger Consideration and the Stock Merger Consideration applicable to such shares of Alumar Shares shall be delivered to such Shareholder. At the Effective Time, the holders of certificates evidencing the Alumar Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such stock, and their sole right shall be to receive their respective portions of the Merger Consideration set forth above. All rights to receive the Cash Merger Consideration or the Stock Merger Consideration (or cash in lieu of fractional shares of Purchaser Stock), shall be deemed, when paid or issued hereunder, to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to the Alumar Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Purchaser Stock shall be issued upon the surrender for exchange of certificates which prior to the Effective Time shall have represented any Alumar Shares. In lieu of any fractional shares, there shall be paid to each Shareholder who would be entitled to receive a fractional share of Purchaser Stock an amount of cash (without interest) determined by multiplying such fraction by the Price Per Share.

          2.2.3 ESCROW AGREEMENT. At the Closing, the parties hereto shall execute and deliver an Escrow Agreement with the Escrow Agent (the "Escrow Agreement") substantially in the form of EXHIBIT 2.2.3 hereto, pursuant to which certain Shareholders shall deliver to the Escrow Agent shares of the Purchaser Stock delivered to them pursuant to the Merger and having a value of approximately $1 million, and in the amounts as set forth on EXHIBIT 2.2(c) hereto. Such shares of Purchaser Stock shall be held and distributed under the terms and conditions of the Escrow Agreement.

          2.2.4 MERGER SUB CAPITAL STOCK; ALUMAR TREASURY STOCK. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding and evidence ownership of the same number of shares of common stock of the Surviving Corporation, and the Merger shall effect no change in any of such shares, and no shares of Merger Sub common stock shall be converted in the Merger. Any Alumar Shares held in the treasury of Alumar immediately prior to the Effective Time shall be canceled as of the Effective Time, without payment of any consideration therefor.

          2.2.5 LISTED SHARES. Within 90 days after the Closing Date, Purchaser shall have caused the Purchaser Shares deliverable pursuant to the Merger to be duly listed for trading on the New York Stock Exchange and/or approved for listing upon official notice of issuance.

     2.3 CONDUCT OF THE BUSINESS OF ALUMAR AND THE SUBSIDIARIES PRIOR TO CLOSING. Except with the consent in writing of Purchaser, and except as may be required to effect the transactions contemplated by this Agreement, the Shareholders covenant, between the date of this Agreement and the Closing Date, that they will cause Alumar and the Subsidiaries to conduct their businesses in the ordinary course and that they will, except as otherwise provided in this Agreement: (a) preserve the organization of Alumar and the Subsidiaries intact and to preserve the goodwill of customers, suppliers and others having business relations with them; (b) keep in force at no less than their present limits all existing bonds and policies of insurance insuring Alumar and the Subsidiaries and their properties; (c) not permit Alumar or the Subsidiaries to enter into any contract, commitment, arrangement or transaction of the types described in Section 3.1.13 hereof or suffer, permit or incur any of the transactions or events described in Section 3.1.18 hereof to the extent such events or transactions are within the control of the Shareholders, except for (i) metal purchase and sale transactions not to exceed $250,000 and (ii) tolling transactions not to exceed 2,000,000 pounds or 3 months in duration; (d) not make or permit any change in the Articles of Incorporation or Bylaws of Alumar or any Subsidiary, or in their respective authorized, issued or outstanding securities; (e) not permit Alumar or any Subsidiary to grant any stock options or rights to purchase any security of Alumar or any Subsidiary, purchase, redeem, retire or otherwise acquire any of such securities, issue any shares of the capital stock of Alumar or any Subsidiary, declare or pay any dividends, or agree to do any of the foregoing; (f) not voluntarily make any management changes, except for unsatisfactory performance; and (g) not make any payments to any of the Shareholders representing salaries, consulting fees, bonuses, expenses or any other payments for services rendered to Alumar and the Subsidiaries except for consulting fees, directors' fees, bonuses and other compensation to the Shareholders not to exceed $10,500 per month in the aggregate, plus twenty percent (20%) of the pre-tax FIFO profit of Alumar.

     2.4 EXAMINATION OF RECORDS. The Shareholders will allow Purchaser, its counsel and other representatives reasonable access during normal business hours to all the books, records, files, documents, assets, properties, contracts and agreements of Alumar and the Subsidiaries and shall furnish Purchaser, its officers and representatives with all information concerning the affairs of Alumar and the Subsidiaries which may be reasonably requested. Purchaser agrees that it will conduct its review of the foregoing materials in a manner that will avoid causing any disruption of the business of Alumar or the Subsidiaries.

     2.5 CONSENTS AND APPROVALS. The Shareholders agree to use their best efforts to obtain the waiver, consent and approval for the Merger of all persons or entities whose waiver, consent or approval is required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which Alumar or any Subsidiary is a party or subject on the Closing Date, and which would prohibit, or require the waiver, consent or approval of any person or entity to such a transaction or under which, without such waiver, consent or approval, such a transaction would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder. All obtained written waivers, consents and approvals shall be produced at Closing in form and content reasonably satisfactory to Purchaser.

     2.6 RESIGNATION OF DIRECTORS AND OFFICERS. At the Closing, the Shareholders covenant to cause all members of the Boards of Directors, and all elected officers, of Alumar and each Subsidiary to resign, effective immediately upon Closing, except that Arthur Mendoza shall not resign from his positions as an officer and member of the Management Committee of Marport.

     2.7 REGISTRATION RIGHTS AGREEMENT. At the Closing, Purchaser and the Shareholders shall enter into a Registration Rights Agreement in substantially the form of EXHIBIT 2.7 hereto.

     2.8 DISSENTER'S RIGHTS. Each Shareholder hereby irrevocably waives any rights that such Shareholder may have under the IBCA to dissent to the Merger.

     2.9 NO SHOPPING. Shareholders shall not, and shall not permit Alumar and the Subsidiaries, directly or indirectly, through any officer, director, agent or otherwise, to (i) solicit, initiate or encourage submission of proposals or offers from any Person (other than Purchaser) relating to any acquisition or purchase (other than in the ordinary course of business) of all or a material amount of the assets of, or any equity interest in, Alumar and the Subsidiaries or any merger, consolidation, or business combination with Alumar and the Subsidiaries, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Purchaser) any information with respect to, any of the foregoing, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Shareholders shall promptly notify Purchaser if Shareholders, Alumar or any Subsidiary receives any such proposal or offer or any inquiry or contract with respect thereto.

     2.10 RELATED PARTY TRANSACTIONS. Shareholders shall not permit Alumar and the Subsidiaries to make any loans to, or enter into any business transaction, agreement, arrangement or understanding of any other nature with, any shareholder, officer or director of Alumar and the Subsidiaries or any "associate" of any such shareholder, officer or director (as such term is defined in Rule 405 under the 1933 Act) except for (i) the transactions contemplated by this Agreement or specifically identified in Section 2.3(g) of this Agreement, (ii) ordinary and customary legal fees paid to Katz Randall & Weinberg, and (iii) other transactions in the ordinary course of business of Alumar and the Subsidiaries, and consistent with past practice, not to exceed an aggregate of $25,000.

     2.11 ADVISE OF CHANGE. Shareholders shall promptly advise Purchaser in writing of any event or development that occurs (and that is known by any of such Shareholders) that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of the Shareholders contained herein to be inaccurate or otherwise misleading in any material respect, or
(c) gives any Shareholder any reason to believe that any of the conditions set forth in Section 5 will not be satisfied prior to the Closing.

     2.12 AIR EMISSIONS PERMIT. Columbia Aluminum has been issued an air emissions Permit by the Illinois Environmental Protection Agency (the "IEPA"). The Shareholders shall use their best efforts to have the IEPA modify or clarify the air emissions Permit for Columbia Aluminum in order to allow Columbia Aluminum to operate its two existing furnaces at the greater of the applicable limit of its existing air emissions Permit or the maximum current operating capacity of such furnaces.

     2.13 MISCELLANEOUS. Shareholders agree that they shall perform all such further acts and execute all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

     3.1 JOINT REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders, jointly and severally, represent and warrant to Purchaser as follows:

          3.1.1 CAPITAL STOCK. The authorized capital stock of Alumar consists of 100,000 shares of common stock, par value $1.00 per share, of which, on the date of this Agreement, 1,000 shares of common stock constitute the only issued and outstanding shares of Alumar. The authorized capital stock of Metal Mark consists of 50,000 shares of common stock, $1.00 par value per share, of which 20,250 shares, owned beneficially and of record by Alumar, constitute the only issued and outstanding shares of Metal Mark. All of the Alumar Shares and the shares of Metal Mark owned by Alumar and described above are validly issued, fully paid and non-assessable and are held on Alumar's records and Metal Mark's records, as applicable, as reflected on EXHIBIT 3.1.1. No Alumar Shares or shares of capital stock of any Subsidiary are held in treasury.

          The authorized capital stock of Columbia Aluminum consists of 1,000 shares of common stock, no par value, of which, on the date of this Agreement, 1,000 shares of common stock constitute the only issued and outstanding shares of Columbia Aluminum. The authorized capital stock of Pittsburg Aluminum consists of 50,000 shares of common stock, par value $10 per share, of which, on the date of this Agreement, 500 shares of common stock constitute the only issued and outstanding shares of Pittsburg Aluminum. The authorized capital stock of Marnor Aluminum consists of 10,000 shares of common stock, par value $1.00 per share, of which, on the date of this Agreement, 1,500 shares of common stock constitute the only issued and outstanding shares of Marnor Aluminum. The authorized capital stock of Tropram consists of 1,000 shares of common stock, no par value, of which, on the date of this Agreement, 1,000 shares of common stock constitute the only issued and outstanding shares of Tropram. Fifty percent (50%) of the total equity interest of Marport is owned beneficially and of record by Tropram. All of the shares of Columbia Aluminum, Pittsburg Aluminum, Marnor Aluminum and Tropram owned by Metal Mark and described above are validly issued, fully paid and non-assessable and are held on Metal Mark's records and such Subsidiary's records, as applicable, as reflected on EXHIBIT 3.1.1.

          Except as disclosed on EXHIBIT 3.1.1 hereto, there are no outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or commitments (including any preemptive or other similar rights), other than this Agreement, obligating Alumar or any Subsidiary to issue or transfer, or granting an option or right by Alumar or any Subsidiary to any person or entity to purchase, securities of Alumar or any Subsidiary. There are no outstanding securities or other instruments authorized, granted or issued by Alumar or any Subsidiary that are convertible into capital stock of Alumar or any Subsidiary. Except as disclosed on EXHIBIT 3.1.1 hereto, neither Alumar nor any Subsidiary is a party to, and neither is either bound by, any oral or written agreement, contract, arrangement or understanding (i) giving any person or entity any interest in, or any right to share, participate in, or receive any portion of the revenues, income, profits, or assets of Alumar or any Subsidiary; or (ii) obligating Alumar or any Subsidiary to distribute any portion of its income, profits or assets.

          3.1.2 ORGANIZATION AND GOOD STANDING. Alumar and the Subsidiaries are each a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of their respective states of incorporation or organization, and each such party has the full power and authority (corporate or otherwise) to carry on its respective business in the places and as it is now being conducted and to own, operate and lease the properties and assets which it now owns, operates or leases. Alumar and each Subsidiary is qualified to transact business and is in good standing as a foreign corporation in all of the jurisdictions where it is required to qualify in order to conduct its business as presently conducted and in which the failure to be so qualified would have a material adverse effect on the business of such parties.

          Alumar and each Subsidiary (other than Marport) have heretofore delivered to Purchaser complete and correct copies of their Articles of Incorporation and Bylaws, as amended and in effect on the date hereof. Marport has heretofore delivered to Purchaser a complete and correct copy of its Articles of Organization, as in effect on the date hereof.

          3.1.3 CORPORATE POWER AND AUTHORITY; BINDING OBLIGATIONS. Alumar has the full corporate power and authority to execute and deliver this Agreement and the other Operative Documents to which it is a party, to perform hereunder and thereunder, and to consummate the Merger and the other transactions contemplated hereby and thereby without the necessity of any act, approval or consent of any other person or entity whomsoever (except for compliance under the HSR Act). The execution, delivery and performance by Alumar of this Agreement and the other Operative Documents to which it is a party and each and every agreement, document and instrument provided for herein and therein to be executed and delivered by it and the consummation of the Merger have been duly authorized and approved by the Board of Directors of Alumar. This Agreement, the other Operative Documents to which it is a party and each and every other agreement, document and instrument to be executed, delivered and performed by Alumar in connection herewith constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of Alumar, enforceable against Alumar in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought and, further, except as enforceability may be limited by considerations of public policy and applicable state and federal securities laws.

          3.1.4 NO VIOLATIONS. Except as disclosed on EXHIBIT 3.1.4 hereto, the execution and delivery of this Agreement and the other Operative Documents to which they are a party by Alumar and the Subsidiaries do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not:

               (a) violate any provisions of the Articles of Incorporation, as amended, Articles of Organization, as amended, or Bylaws, as amended, of Alumar and the Subsidiaries, as applicable;

               (b) except for compliance under the HSR Act, violate any statute, judgment, order, decree or regulation or rule of any Governmental Authority applicable or relating to Alumar or any Subsidiary; or

               (c) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any material note, mortgage, deed of trust, lease, license, contract, agreement, or other instrument or obligation to which Alumar or any Subsidiary is a party or by which any of them is bound or their assets are affected or an event which, with notice, lapse of time, or both, would result in any such conflict, breach, default or right.

          3.1.5 CONSENTS AND AUTHORIZATIONS. Except for the requirements of the HSR Act and except as set forth on EXHIBIT 3.1.5 hereto and the filings and recordation of the Certificate of Merger required by the DGCL and the IBCA, no consent, approval or authorization or registration, declaration, designation, qualification or filing with any Governmental Authority on the part of Alumar or any Subsidiary is required in connection with the valid execution and delivery of this Agreement, the other Operative Documents or the consummation of the transactions contemplated hereby or thereby.

          3.1.6     FINANCIAL STATEMENTS, ETC.  Attached hereto as EXHIBIT
3.1.6 are true and complete copies of Alumar's audited balance sheet as of March 31, 1995, and the related statement of income and retained earnings, and statement of cash flows for the year ended March 31, 1995, on a consolidated basis, together with the report of Altschuler, Melvoin and Glasser LLP thereon (the "AUDITED FINANCIAL STATEMENTS"). The Shareholders shall cause Alumar and the Subsidiaries to provide to Purchaser, within fifteen (15) days after the end of each calendar month after the execution of this Agreement and through and including the Closing Date, true and complete copies of Alumar's unaudited balance sheet as of the end of the preceding month and the related statement of income and retained earnings and statement of cash flows for the preceding month, each on a consolidated basis (the "INTERIM FINANCIAL STATEMENTS") (the Interim Financial Statements and the Audited Financial Statements are, from time to time, collectively referred to herein as the "FINANCIAL STATEMENTS"). The Audited Financial Statements are complete, have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied (except as disclosed on EXHIBIT 3.1.6), and fairly present the financial condition of Alumar on a consolidated basis as of the date thereof. The Interim Financial Statements will be prepared in a manner consistent with the Audited Financial Statements, except for year-end adjustments and the utilization of the first-in, first-out (FIFO) basis of inventory accounting, and will not contain or fail to contain anything which causes them to be materially misleading.

          The trade accounts and other receivables of Alumar or the Subsidiaries which are classified on the Financial Statements as current assets are bona fide receivables, arose in the ordinary course of business, and, subject to any reserve for doubtful accounts, are not subject to offset or deduction, and are collectible in full within 120 days.

          Alumar and the Subsidiaries (on a consolidated basis) have no material liabilities or obligations of any nature, whether absolute, contingent, accrued or otherwise, and whether due or to become due, except:

               (a) the liabilities set forth or reserved against in the Financial Statements, in the amounts so reserved against;

               (b) the liabilities incurred or accrued since March 31, 1995 in the ordinary course of business; and

               (c)  those disclosed on EXHIBIT 3.1.6.

          There has occurred no event or circumstance which has resulted in, or which may result in, a claim by any officer, director or Employee of Alumar or any Subsidiary for indemnification from Alumar or any Subsidiary pursuant to any agreement of Alumar or any Subsidiary, the articles of incorporation or bylaws (or other organizational documents) of Alumar or any Subsidiary, or the IBCA or other applicable state corporation laws.

          Alumar's and the Subsidiaries' books of account have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Alumar or any Subsidiary have been properly recorded in such books, except for such deviations, if any, which do not, individually or in the aggregate, materially affect the accuracy thereof.

          3.1.7 TITLE AND CONDITION OF ASSETS. Attached as SCHEDULE B hereto is a complete and correct list and brief description of all material items of tangible personal property owned or used by Alumar or the Subsidiaries in the operation of their business. Except as disclosed on
EXHIBIT 3.1.7 hereto, Alumar and the Subsidiaries have good and marketable title to the Assets and the Property, free and clear of Liens, other than:

               (a) those disclosed or reserved against in the Financial Statements;

               (b) Permitted Encumbrances, including those listed on EXHIBIT 3.1.7; or

               (c) Liens which will be released or discharged at or prior to the Effective Time.

          The assets and properties owned, operated or leased by Alumar and the Subsidiaries and used in their businesses are suitable for the uses presently made thereof.

          All material real and tangible personal property held by Alumar or the Subsidiaries under lease is held under a valid and binding lease agreement that is in full force and effect. Neither Alumar nor any Subsidiary is in default in any material respect, and no written notice of alleged default has been received by Alumar or any Subsidiary under any such lease, and no lessor is in default or alleged to be in default thereunder in any material respect.

          EXHIBIT 3.1.7 contains a true and correct list of the names of each bank, savings and loan or other financial institution in which Alumar or any Subsidiary has an account, including cash contribution accounts, safe deposit boxes and lock box arrangements, and the names of all Persons authorized to draw thereon or to have access thereto.

          3.1.8 INSURANCE. EXHIBIT 3.1.8 contains a list of all policies of insurance maintained, as of the date of this Agreement, by Alumar and the Subsidiaries, including, without limitation, insurance providing benefits for Employees, in effect as of the date of this Agreement.

          Neither Alumar nor any Subsidiary is in default with respect to any provisions of any such policy or has failed to give any notice or present any claim thereunder in due and timely fashion, which failure or failures to give such notice or present such claim, individually or in the aggregate, would materially adversely affect or involve any substantial possibility of materially adversely affecting the condition (financial or other), results of operations, assets, liabilities, businesses or prospects of Alumar or any Subsidiary.

          No insurance carrier has given written notice of the intention of such carrier to discontinue any current insurance coverage of Alumar or any Subsidiary.

          3.1.9 LITIGATION AND COMPLIANCE WITH LAWS, ETC. There are no claims, actions, suits or proceedings, whether in equity or at law, or governmental or administrative investigations pending or, to the knowledge of the Shareholders, threatened against Alumar or any Subsidiary or any Asset, except as described on EXHIBIT 3.1.9.

          Except as described on EXHIBIT 3.1.9, as of the date of this
          Agreement:

               (a) Alumar and each Subsidiary is in compliance with, and conducts its business and operations in material compliance with, and is not in default or violation in any material respect under, any law, regulation, writ, injunction, decree or order applicable to Alumar, any Subsidiary or any Asset, including without limitation all safety and health, antitrust, consumer protection, labor, equal opportunity or discrimination laws, rules and regulations (provided, however, that no representation or warranty is made in this Section 3.1.9(a) with regard to Alumar's or the Subsidiaries' compliance with any Environmental Laws); and

               (b) there are no judgments outstanding and unsatisfied against Alumar or any Subsidiary.

          To the knowledge of the Shareholders, there exists no basis for any claim against or liability of Alumar or any Subsidiary on account of warranties or with respect to defective products or services (other than minor claims arising in the usual and ordinary course of business which may be satisfied at nominal cost to Alumar or such Subsidiary).

          3.1.10 TAXES. Alumar and the Subsidiaries have duly filed when due, including any extensions, all Tax reports and returns in connection with and in respect of Alumar and the Subsidiaries. Alumar or the Subsidiaries have timely paid and discharged all Tax Obligations of Alumar or the Subsidiaries.

          No notice has been received of any Tax deficiency outstanding, proposed or assessed against or allocable to Alumar or any Subsidiary, and there is no waiver of any statute of limitation on the assessment or collection of any tax. Neither Alumar nor any Subsidiary has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement now in effect extending the period for assessment or collection of any Taxes against Alumar or any Subsidiary.

          There are no Tax Liens upon, pending against or threatened against the Alumar Shares or any Asset.

          The consummation of the Merger will not result in the imposition or creation of any Tax Obligations on the Assets or Alumar Shares.

          3.1.11 INTANGIBLE ASSETS. EXHIBIT 3.1.11 sets forth a list of all material intangible Assets of Alumar or the Subsidiaries. EXHIBIT 3.1.11 describes the nature of Alumar's or the Subsidiaries' rights in such Intangible Assets. There are no pending or, to the knowledge of the Shareholders, threatened infringement claims against Alumar or any Subsidiary by any Person with respect to any of the Intangible Assets.

          3.1.12 PROPRIETARY RIGHTS. Neither Alumar nor any Subsidiary is currently in receipt of any notice of any violation of, and the Shareholders have no reason to believe that the operations of Alumar or any Subsidiary have violated or are violating, the rights of others in any trademark, tradename, service mark, copyright, patent or other intangible asset in any material respect.

          3.1.13 INSTRUMENTS IN FULL FORCE AND EFFECT; POSSESSION UNDER LEASES. EXHIBIT 3.1.13 hereto consists of a true and complete list of all contracts, agreements and instruments to which Alumar or any Subsidiary is a party as of the date of this Agreement, including, without limitation, licenses, royalties, assignments, contracts and agreements with Governmental Agencies, and futures market contracts; provided, however, that (i) no contract, agreement or instrument involving payments or potential payments by Alumar or any Subsidiary of less than $250,000 per year and no employment agreements or other agreements terminable at will without penalty need be disclosed ("IMMATERIAL CONTRACTS") and (ii) all futures market contracts shall be disclosed on EXHIBIT 3.1.13 hereto, regardless of the amount thereof. The contracts, agreements and instruments disclosed on EXHIBIT
3.1.13 are hereinafter referred to as the "INSTRUMENTS." The Instruments are valid and binding on Alumar and the Subsidiaries and have not been amended in any material respect, except as disclosed on EXHIBIT 3.1.13; and, to the knowledge of the Shareholders, the Instruments are valid and binding on the other parties thereto; and the Instruments are in full force and effect; PROVIDED, that enforceability of the Instruments may be limited by bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on EXHIBIT 3.1.13, neither Alumar nor, to the knowledge of the Shareholders, any Subsidiary, nor any other party to any Instrument, has breached any provision of, or is in default under the terms thereof.

          Alumar has heretofore delivered, or made available, to Purchaser or its counsel complete copies of all Instruments.

          Alumar and the Subsidiaries are not parties to any agreement, contract or covenant limiting the freedom of Alumar or the Subsidiaries or any party contracting with Alumar or the Subsidiaries from competing in any line of business or with any Person in any geographic area, except (i) that certain Agreement dated as of March 9, 1992, between Marport and Metal Mark, and (ii) that certain Agreement, dated September 21, 1982, between Marnor Aluminum and Noranda Aluminum, Inc.

          3.1.14 EMPLOYEE PLANS AND AGREEMENTS. EXHIBIT 3.1.14 lists all of the pension plans, stock option plans, stock bonus plans, employee stock purchase plans, and all other employee compensation or benefit plans, agreements, practices, policies, customs, contracts, arrangements or commitments, including, without limitation "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (collectively, the "PLANS" and individually, a "PLAN") relating to officers or employees (including former officers or employees) of Alumar or the Subsidiaries, or of any Affiliates of Alumar or the Subsidiaries, who perform services, or have performed services, for the benefit of Alumar or the Subsidiaries ("EMPLOYEES"). All Plans are, and have been, in material compliance with all laws, rules, and regulations governing or applying to such Plans, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Family and Medical Leave Act.

          No Plan is subject to Title I, Subtitle B, Part 3 of ERISA (concerning funding). Neither Alumar nor the Subsidiaries, nor any Affiliate of Alumar or the Subsidiaries, has maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA which has been terminated within five years. Since 1975, neither Alumar nor the Subsidiaries, nor any Affiliate of Alumar or the Subsidiaries, has contributed to, or has been required to contribute to, any "multi employer plan" (as defined in Section 3(37) of ERISA).

          Alumar, the Subsidiaries and their Affiliates have no material liabilities to, or arising from, any Plan or any Employee because of a Plan other than for contributions due and owing but not paid, and all contributions not paid as of the Closing have been properly accrued.

          All filings for each Plan that ERISA and the Code require have been timely filed and all notices and disclosures to participants that ERISA or the Code require have been timely provided. Each trust under each employee pension benefit plan is intended to be exempt from tax under Section 501(a) of the Code. No event has occurred that will give rise to disqualification or loss of tax-exempt status of any employee pension benefit plan or trust hereunder. No event has occurred that will or could subject any employee pension benefit plan or any other Plan to tax under Section 511 of the Code.

          Alumar and the Subsidiaries have made or shall make full and timely payment of or have accrued or shall accrue all amounts which are required under the terms of the Plans to be paid as a contribution with respect to the period from the end of the last plan year ending before the date of this Agreement to the Closing Date.

          No dispute exists between any Employee (or beneficiary) and any Plan, or Alumar or the Subsidiaries relating to any Plan. On and after January 1, 1975, neither Alumar nor the Subsidiaries, nor any Affiliate of Alumar or the Subsidiaries, has engaged in any transaction in violation of
Section 406(a) or (b) of ERISA or Section 4975(c) of the Code which would subject Alumar, any Subsidiary, or Purchaser to any taxes, penalties or other liabilities resulting from such prohibited transaction and no condition exists that would subject Alumar, any Subsidiary, or Purchaser to any such excise tax, penalty, or liability. No Plan is being audited or investigated by any Governmental Agency. There are no actions, suits or claims that involve any Plan (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of Alumar or the Shareholders, threatened, and Alumar and the Subsidiaries have no knowledge of any facts which could give rise to any such actions, suits or claims.

          All contributions made to or accrued with respect to all Plans are deductible under Sections 404 or 162 of the Code.

          True and complete copies of the following have heretofore been delivered by Alumar to Purchaser: each Plan and related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions for all employee pension benefit plans and employee welfare benefit plans, and Annual Reports on Form 5500 Series (including all schedules, financial statements and opinions of independent accountants) required to be filed with any Governmental Agency for each Plan for the two most recent plan years of each such Plan. The financial statements so delivered fairly present the financial condition and the results of operations of each such Plan as of the dates indicated, in accordance with generally accepted accounting principles.

          No Plan provides (or has any obligation or commitment to provide) health, medical, disability, life or other similar benefits with respect to any Employee (or beneficiary thereof) of Alumar or any Subsidiary beyond retirement or other termination of service (other than coverage mandated by Title 1, Subtitle B, Part 6 of ERISA, which coverage the former Employee or his dependents fully pay).

          All group health plans of Alumar, the Subsidiaries, and each Affiliate of Alumar or the Subsidiaries, have been operated in compliance with the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

          3.1.15 LABOR AND EMPLOYEE RELATIONS. EXHIBIT 3.1.15 lists all current Employees of Alumar or the Subsidiaries as of the date of this Agreement, their compensation and job title; provided, however, that only salaried employees of Marport shall be listed on EXHIBIT 3.1.15. Except as set forth on EXHIBIT 3.1.15, there exists no collective bargaining agreement or other labor union contract applicable to any Employee of Alumar or the Subsidiaries and, within the last three (3) years, there has been no union organizing campaign nor has a petition for recognition been filed by any union or group of employees.

          The Shareholders have no knowledge of any current union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of Employees of Alumar or the Subsidiaries.

          The Shareholders have no knowledge of any proposed strikes, work stoppages, work slowdowns or lockouts nor of any threats thereof, by or with respect to any of the Employees of Alumar or the Subsidiaries. Within the last three (3) years, there have been no labor disputes, strikes, slowdowns, work stoppages or lockouts by Employees of Alumar or the Subsidiaries, except as disclosed on EXHIBIT 3.1.15.

          Except as disclosed on EXHIBIT 3.1.15, employment of all Employees of Alumar or the Subsidiaries is terminable at will by Alumar or such Subsidiary.

          3.1.16   COMPETING LINES OF BUSINESS.  Except as disclosed on
EXHIBIT 3.1.16 with respect to the U.S. Reduction Stock, no Affiliate of Alumar or the Subsidiaries owns, directly or indirectly, any interest in (excepting not more than a 1% holding for investment purposes in securities of publicly held or traded companies), or is an officer, director, employee or consultant of, or otherwise receives remuneration (other than dividends or other distributions received as a shareholder) from, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of Alumar or any Subsidiary. Except as disclosed on EXHIBIT 3.1.16, no officer or director or shareholder of Alumar or the Subsidiaries, or any Affiliate of Alumar or the Subsidiaries, has, nor had, during the period beginning January 1, 1992 through, to and including the date hereof any, interest in any material item of property, real or personal, tangible or intangible, used in the business of Alumar or the Subsidiaries. Except as disclosed on EXHIBIT 3.1.16, neither Alumar nor the Subsidiaries, nor any Affiliate of Alumar or the Subsidiaries, has any agreement, understanding, contract, lease, commitment, loan or other arrangement with, and has not entered into any transactions involving or relating to, any officer, director, shareholder or Employee of Alumar or the Subsidiaries, or any relative of any of the foregoing, or any corporation, partnership, trust, unincorporated association or similar entity in which any officer, director, shareholder or Employee of Alumar or the Subsidiaries has any equity interest.

          3.1.17   ENVIRONMENTAL MATTERS.

               (a) All waste materials (including salt cake and bag house dust) related to the operations of Alumar or any of the Subsidiaries which have been disposed of off-site were disposed of at only the following locations: CID Recycling & Disposal Landfill in Calumet City, Illinois; Land & Lakes Landfill in Chicago, Illinois; Dexter Landfill (formerly known as Lemons Landfill) in Dexter, Missouri; Laraway Landfill in Elmwood, Illinois; Wheeler Landfill in Wheeler, Indiana; LaPorte County Landfill in LaPorte, Indiana; Crawford County Landfill in Arma, Kansas; Wheatland Sanitary Landfill in Columbus, Kansas; Deffenbaugh Industries Oak Grove Landfill in Arcadia, Kansas; CDT Landfill in Joliet, Illinois; Woodland Recycling and Disposal Facility in South Elgin, Illinois; Solar Aluminum Technology Services, Inc. landfill in Wendover, Utah; Waste Management landfill in Fort Wayne, Indiana; and the Aluminum Waste Technology facility in Cleveland, Ohio.

               (b) As a result of such off-site disposal, Alumar and the Subsidiaries are not subject to any (i) contingent liability in connection with any Release or threatened Release of any Materials of Environmental Concern into the environment at any such location, or (ii) reclamation or remediation requirements under Environmental Laws, or any reporting requirements related thereto.

               (c) With respect to the off-site disposal of any waste materials, neither Alumar nor any of the Subsidiaries has been named as a potentially responsible party under, and none of the off-site locations set forth in paragraph (a) above are subject to any existing or potential claim under, CERCLA or comparable Environmental Laws, and no such off-site location is subject to any Lien arising under Environmental Laws.

               (d) Alumar and the Subsidiaries have not received any notices of any material Release or threatened Release of Materials of Environmental Concern, or of any material violation of, noncompliance with, or remedial obligation under, any Environmental Laws relating to such off-site disposal.

               (e) There are no obligations, undertakings or liabilities arising out of or relating to such off-site disposal which Alumar or the Subsidiaries have agreed to assume or retain, by contract or otherwise.

          3.1.18 ABSENCE OF CERTAIN CHANGES, ETC. Except as disclosed in this Agreement, or on EXHIBIT 3.1.18, since March 31, 1995, there has been no occurrence of any event, condition or state of facts, or series of events or conditions (other than those generally known in the general business community or the metals recycling industry), of any character whatsoever which, individually or in the aggregate, materially adversely affects the condition (financial or other), results of operations, assets, liabilities, businesses or prospects of Alumar or the Subsidiaries.

          Since March 31, 1995 and except as disclosed in, or permitted by, this Agreement or on EXHIBIT 3.1.18, Alumar and the Subsidiaries have:

               (a)  conducted their operations in the ordinary course;

               (b) not entered into any transaction or contract, or amended or terminated any transaction or contract, or incurred any liability, debt or obligation (absolute or contingent), except normal transactions or contracts consistent in nature and scope with prior practices and entered into in the ordinary course of business;

               (c) not sold, transferred, distributed or otherwise disposed of any of the Assets, except in the ordinary course of business;

               (d) not experienced any damage, destruction or loss to or of any Assets materially and adversely affecting the properties or business of Alumar or the Subsidiaries, except in the ordinary course of business and except to the extent that any Asset damaged, destroyed or lost (and material to the operation of the business of Alumar or the Subsidiaries) has been repaired or replaced or is in the process of being repaired or replaced;

               (e) not made or agreed to make any capital expenditures for additions to property, plant or equipment, except for individual expenditures and commitments not exceeding $50,000 in amount;

               (f) not made or agreed to make any change in the compensation payable to any employee, except for increases in compensation in the ordinary course of business substantially consistent with past practices of Alumar or the Subsidiaries;

               (g) not granted credit to any customer on terms more favorable than the terms on which credit has been extended to such customer in the past nor changed the terms of any credit previously extended; or

               (h) not made any distribution to, or redemption of the Alumar Shares from, the holders of the Alumar Shares.

          3.1.19 SUBSIDIARIES. Except for (a) ownership of Metal Mark by Alumar, (b) ownership of Columbia Aluminum, Pittsburg Aluminum, Marnor Aluminum and Tropram by Metal Mark, (c) ownership of a fifty percent (50%) interest in Marport by Tropram, and (d) record (but not beneficial) ownership of 142.5 shares of the common stock of U.S. Reduction Co., a Delaware corporation, by Alumar (the "U.S. REDUCTION STOCK"), Alumar and the Subsidiaries do not, either directly or indirectly, own or hold beneficial or record ownership in any corporation, partnership, joint venture, business trust or other legal entity. The Shareholders agree to cause Alumar to assign record ownership to the U.S. Reduction Stock to the Shareholders or their nominee prior to the Closing.

          3.1.20 LICENSES AND PERMITS. Alumar or the Subsidiaries currently possess all of the Permits listed in EXHIBIT 3.1.20, copies of all of which have been delivered to Purchaser. Such Permits constitute all of the Permits necessary under applicable law for Alumar and the Subsidiaries to conduct their businesses as now being conducted and to construct, own, operate, maintain and use the Assets in the manner in which they are now being constructed, operated, maintained and used, except for those Permits, the absence of which will not have a material adverse effect on the assets or business of Alumar or the Subsidiaries.

     Marport has applied to the State of Indiana Department of Environmental Protection for a new air emissions Permit. Such new Permit (when granted) will allow Marport to operate its facility at the greater of the applicable limit of its existing air emissions Permit or the maximum current operating capacity of such facility. Except as disclosed on EXHIBIT 3.1.20, each of such Permits and Alumar's or the Subsidiaries' rights with respect thereto
(a) is valid and subsisting, in full force and effect, and enforceable by Alumar or the Subsidiaries (except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought), and (b) following consummation of the Merger will continue to be valid and subsisting in full force and effect, and enforceable by the Surviving Corporation or the Subsidiary holding such Permit (subject to the foregoing limitation) without any consent or approval of any Governmental Authority. Alumar and the Subsidiaries are in compliance in all material respects with the terms of such Permits. None of such Permits have been, or, to the knowledge of the Shareholders, are threatened to be, revoked, canceled, suspended or modified.

          3.1.21 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Alumar or the Subsidiaries nor any officer, Employee or agent of Alumar or the Subsidiaries has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the business of Alumar or the Subsidiaries (or to assist Alumar or the Subsidiaries in connection with any actual or proposed transaction) which will subject Alumar or the Subsidiaries to any material damage or penalty in any civil, criminal or governmental litigation or proceeding.

          3.1.22 CUSTOMERS. EXHIBIT 3.1.22 sets forth a true and correct list of the ten (10) largest customers of Alumar or the Subsidiaries (other than customers of Marport), both in terms of sales and in terms of pounds processed, during the twelve months ended March 31, 1995, showing the approximate total sales to each such customer for the twelve month period ended on such date. The Shareholders shall cause Alumar and the Subsidiaries to provide to Purchaser, within ten (10) days after the end of each calendar month after the execution of this Agreement and through and including the Closing Date, an updated list of the ten (10) largest customers of Alumar or the Subsidiaries (other than the customers of Marport), both in terms of sales and in terms of pounds processed, as of the end of the previous month. Except to the extent set forth in EXHIBIT 3.1.22, there has not been any material adverse change in the business relationship of Alumar or the Subsidiaries with any customer listed on EXHIBIT 3.1.22 since March 31, 1995 through the date of this Agreement, except as disclosed on EXHIBIT 3.1.22.

          3.1.23 SECURITIES COMPLIANCE HISTORY. All offers and sales of securities of Alumar or the Subsidiaries by Alumar or the Subsidiaries have been made in compliance with the 1933 Act and all applicable state blue sky laws.

          3.1.24   PROPERTY.

               (a) The zoning classification of the Property is such that, as of the Effective Date, the Property may be used as currently used in the business of Alumar and the Subsidiaries.

               (b) Except as set forth on EXHIBIT 3.1.24, there are no third parties in possession of any portion of the Property as lessees, tenants at sufferance or trespassers.

               (c) There is no pending or threatened condemnation or similar proceeding or assessment affecting the Property, or any part thereof, nor, to the knowledge of the Shareholders, is any such proceeding or assessment proposed by any Governmental Authority.

               (d) The Property has full and free access to and from public highways, streets or roads, and there is no pending or, to the knowledge of the Shareholders, threatened proceeding by any Governmental Authority which would impair or result in the termination of such access.

          3.1.25 CERTAIN REPRESENTATIONS PERTAINING TO MARPORT. Alumar and the Subsidiaries have heretofore delivered to Purchaser the following documents regarding Marport (i) Pre-Formation Agreement and Assignment Agreement dated as of December 27, 1994, between Tropram and Indiana Metal Conversion Corp., (ii) Articles of Organization of Marport dated December 27, 1994, (iii) Operating Agreement of Marport Smelting, L.L.C. dated effective as of January 1, 1995 (the "MARPORT OPERATING AGREEMENT"), between Tropram and Indiana Metal Conversion Corp., (iv) Memorandum of Understanding dated May 1, 1993, between Marport and American Metal & Salt Recovery Company, as amended by the Amendment Agreement dated as of November 1, 1993, (v) Option Agreement dated May 1, 1993, by American Metal & Salt Recovery Company, and
(vi) Agreement dated as of March 9, 1992, between Marport and Metal Mark.
The foregoing documents constitute all material documents, agreements or contracts relating to the interests and obligations of Alumar or any Subsidiary with respect to the investment in or operations of Marport, except as set forth in the minutes of the Management Committee of Marport (a complete copy of which has been provided to Purchaser). Alumar or any Subsidiary has not given to Indiana Metal Conversion Corp., nor has Alumar or any Subsidiary received from Indiana Metal Conversion Corp., any "Offer Notice" pursuant to Section 8.2 of the Marport Operating Agreement (as such term is defined therein).

          3.1.26 INVENTORY. All inventory of Alumar consists of materials usable or saleable in the ordinary course, and the aggregate market value of the inventory included in the Financial Statements is at least equal to the value specified therefor in the Financial Statements. The inventory records for Alumar that have been delivered to Purchaser are in all material respects accurate with respect to the data contained therein.

          3.1.27 LIMITATION ON MARPORT REPRESENTATIONS. To the extent the representations and warranties of the Shareholders contained in Section 3.1 relate to Marport or its operations (other than the representations and warranties set forth in Section 3.1.1 and 3.1.25), such representations and warranties shall be made to the knowledge of the Shareholders, it being understood by Purchaser that Alumar and the

Subsidiaries own 50% of the membership interests in Marport and that Marport is operated by its president and current management pursuant to the Marport Operating Agreement.

          3.1.28 UNTRUE STATEMENTS. Neither this Agreement (including the Exhibits and Schedules) nor any certificate or document furnished or to be furnished to Purchaser in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make such statements contained herein or in any such certificate or document not misleading.

     3.2 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS . Each Shareholder represents and warrants to Purchaser, severally and not jointly, solely with respect to such Shareholder, the following:

          3.2.1    QUALITY OF TITLE TO SHARES.  Except as disclosed on
EXHIBIT 3.2.1, there are no outstanding subscriptions, options, warrants, rights, conversion rights, rights of first refusal or other agreements or commitments, other than this Agreement, obligating such Shareholder to transfer, or granting an option or right by such Shareholder to any person or entity to purchase or acquire securities of Alumar or any Subsidiary from such Shareholder. Such Shareholder has not made or entered into any agreement or understanding with respect to the disposition of the Alumar Shares owned beneficially or of record by such Shareholder in any manner other than by this Agreement. Such Shareholder is the record and beneficial owner of the Alumar Shares, shown as held by such Shareholder on EXHIBIT
3.2.1 and holds such Alumar Shares free and clear of any pledge, Lien, encumbrance, security interest, voting trust or voting agreement or similar arrangement, proxy, prior purchase right or other restriction on transfer or equitable rights or other adverse claim.

          3.2.2 SOLVENCY. Such Shareholder is solvent and will not be rendered insolvent by the occurrence of the Merger and is entering into this Agreement without any actual intent to hinder, delay or defraud any creditor of such Shareholder.

          3.2.3 SECURITIES COMPLIANCE HISTORY. All offers and sales of Alumar Shares by such Shareholder have been made in compliance with the 1933 Act and all applicable state blue sky laws.

          3.2.4 SHARES ACQUIRED FOR INVESTMENT. Such Shareholder is acquiring Purchaser Stock for such Shareholder's own account as an investment and without an intent to distribute or present intent to resell the Purchaser Stock.

          3.2.5 COMPETENCY. Such Shareholder is competent and possesses full power and ability to execute, deliver and perform this Agreement (including, without limitation, the execution, delivery and performance of any Operative Documents to be executed, delivered or performed by such Shareholder) and may execute, deliver and perform such Shareholder's obligations under this Agreement without the necessity of obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for consents, approvals, authorizations, waivers and notices which have been given or obtained (or will be given or obtained on or prior to the Closing Date).

          3.2.6 BINDING OBLIGATIONS. This Agreement constitutes, and the other Operative Documents to be entered into by such Shareholder constitute, the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and other similar laws of general application relating to or affecting the enforcement of rights of creditors, and except that the availability of the remedy of equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought and, further, except as enforceability may be limited by considerations of public policy and applicable state and federal securities laws.

          3.2.7 RECEIPT OF INFORMATION. Such Shareholder acknowledges that the Shareholder has received and reviewed the following documents from
Purchaser: (i) Purchaser's Annual Report to Stockholders for its fiscal year ended December 31, 1994, (ii) Purchaser's Annual Report on Form 10-K for the year ended December 31, 1994, (iii) Purchaser's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 1995 and June 30, 1995, and (iv) Purchaser's Proxy Statement for its 1995 annual meeting of stockholders (collectively, the "PURCHASER INFORMATION"). Such Shareholder has had an opportunity to ask questions of and receive satisfactory answers from Purchaser sufficient to enable such Shareholder to evaluate the merits and risks of the acquisition of the Purchaser Stock pursuant to the Merger.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB.

     Purchaser and Merger Sub, jointly and severally, represent and warrant to the Shareholders as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Purchaser and Merger Sub are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each such party has the full power and authority (corporate or otherwise) to carry on its respective business in the places and as it is now being conducted and to own, operate and lease the properties and assets which it now owns, operates or leases. Purchaser owns, beneficially and of record, all of the issued and outstanding shares of the capital stock of Merger Sub.

     4.2 CORPORATE POWER AND AUTHORITY; BINDING OBLIGATIONS. Purchaser and Merger Sub each have the full corporate power and authority to execute and deliver this Agreement and the other Operative Documents to which it is a party, to perform hereunder and thereunder, and to consummate the Merger and the other transactions contemplated hereby and thereby without the necessity of any act, approval or consent of any other person or entity whomsoever (except for compliance under the HSR Act).

The execution, delivery and performance by each of Purchaser and Merger Sub of this Agreement and the other Operative Documents to which they are a party and each and every agreement, document and instrument provided for herein and therein to be executed and delivered by them and the consummation of the Merger have been duly authorized and approved by the Board of Directors of Purchaser and by the Board of Directors and sole shareholder of Merger Sub. This Agreement, the other Operative Documents to which they are a party and each and every other agreement, document and instrument to be executed, delivered and performed by them in connection herewith constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of Purchaser and Merger Sub, as applicable, enforceable against each such party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought and, further, except as enforceability may be limited by considerations of public policy and applicable state and federal securities laws.

     4.3 NO VIOLATIONS. The execution and delivery of this Agreement and the other Operative Documents to which they are a party by Purchaser and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not:

          (a) violate any provisions of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser or Merger Sub, as applicable;

          (b) except for compliance under the HSR Act, violate any statute, judgment, order, decree or regulation or rule of any Governmental Authority applicable or relating to either Purchaser or Merger Sub; or

          (c) conflict with, or constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration under, any material note, mortgage, deed of trust, lease, license, contract, agreement, or other instrument or obligation to which either Purchaser or Merger Sub is a party or by which either of them is bound or their assets are affected or an event which, with notice, lapse of time, or both, would result in any such conflict, breach, default or right.

     4.4 SHARES ACQUIRED FOR INVESTMENT. Purchaser is acquiring the Alumar Shares for its own account as an investment and not with a view to any distribution thereof. Purchaser acknowledges and understands that none of the Alumar Shares have been registered under the 1933 Act, or under any other federal, state or local statute or regulation and that, as a consequence, Purchaser may not sell or otherwise dispose of any of such shares unless such shares are registered or an exemption from such registration is available to Purchaser at the time of and in connection with any proposed sale or disposition.

     4.5 CONSENTS AND AUTHORIZATIONS. Except with respect to the HSR Act and as set forth on EXHIBIT 4.5 hereto and the filings and recordation of the Certificate of Merger required by the DGCL and the IBCA, no consent, approval or authorization or registration, declaration, designation, qualification or filing with any Governmental Authority on the part of Purchaser or Merger Sub is required in connection with the valid execution and delivery of this Agreement, the other Operative Documents or the consummation of the transactions contemplated hereby or thereby.

     4.6 PURCHASER INFORMATION. Purchaser has previously delivered to the Shareholders true, correct and complete copies of the Purchaser Information.

     4.7 PURCHASER STOCK. The Purchaser Stock, when delivered to the Shareholders pursuant to the Merger, will be validly issued and outstanding, fully paid and nonassessable and free of all Liens, claims and encumbrances, except for restrictions on resale under applicable securities laws.

     4.8 ACKNOWLEDGMENT OF ACCESS TO RECORDS. Purchaser acknowledges that its agents and representatives have had complete access to all books, records, files, documents, assets, properties, contracts and agreements of Alumar and the Subsidiaries and all other information concerning Alumar and the Subsidiaries as they have requested and have had an opportunity to ask questions of and receive satisfactory answers from the Shareholders and officers and employees of Alumar and the Subsidiaries sufficient to enable Purchaser to evaluate the merits and risks of the acquisition of the shares of capital stock of Alumar.

5.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND
     MERGER SUB.

     The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived by Purchaser in whole or in part:

     5.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties made by the Shareholders in this Agreement and the Exhibits hereto shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time, except as otherwise set forth herein or contemplated hereby.

     5.2 COVENANTS OF ALUMAR AND THE SHAREHOLDERS. Alumar and the Shareholders shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date and a duly authorized executive officer of Alumar and each of the Shareholders shall deliver to Purchaser a certificate dated as of the Closing Date certifying to the fulfillment of this condition. At the Closing, each

Shareholder shall deliver a certificate certifying as to the satisfaction of this condition and the condition set forth in Section 5.1 hereof.

     5.3 NO INJUNCTION, ETC. No action, proceeding or investigation shall have been instituted or threatened before any court or Governmental Authority to enjoin, restrain, prohibit, or obtain substantial damages in respect of the consummation of the transactions contemplated hereby, or that would limit or adversely affect Purchaser's ability to acquire, or Purchaser's ownership of, the Alumar Shares.

     5.4 OPINION OF COUNSEL. A favorable opinion of Katz Randall & Weinberg shall have been delivered to Purchaser dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as EXHIBIT 5.4.

     5.5 APPROVALS, CONSENTS AND WAIVERS. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all Governmental Authorities whose approvals are required by law, and Purchaser shall have received a true and correct copy of each consent and waiver referred to in Section 2.5 hereof.

     5.6 ABSENCE OF ADVERSE CHANGE. Since the date of this Agreement, Alumar and the Subsidiaries shall not have suffered, on a consolidated basis, any material adverse changes in their financial condition, business, property, assets or prospects.

     5.7 NO OUTSTANDING WARRANTS. On the Closing Date, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from Alumar of any shares of its capital stock other than the rights created by this Agreement.

     5.8 DISSENTERS. None of the Shareholders shall have exercised their dissenters' rights under the IBCA arising in connection with the Merger. Each Shareholder shall have tendered, at Closing, to Purchaser such Shareholder's certificates for Alumar Shares, together with appropriate executed transfer documents.

     5.9 INVESTMENT LETTER. Each Shareholder shall have delivered to Purchaser an executed Investment Letter in the form of EXHIBIT 5.9 hereto.

     5.10 RELEASE. Each Shareholder shall have delivered to Purchaser a Release in the form of EXHIBIT 5.10 hereto.

     5.11 TITLE POLICY. An owner's policy of title insurance, issued by a title company acceptable to Purchaser, shall have been delivered to Purchaser with respect to each parcel of Property, which title policy shall show good and indefeasible title to each such parcel of Property to be vested in Purchaser as of the Closing, free and clear of all Liens except (a) Permitted Encumbrances and (b) such Liens and encumbrances that may be waived or accepted by Purchaser prior to the Closing. The title policies shall be in the following amounts with respect to each Property: Columbia Aluminum - $5 million; Marnor Aluminum - $1 million; Pittsburg Aluminum - $1 million; and Marport - $1.5 million.

     5.12 HSR COMPLIANCE. The waiting period under the HSR Act shall have expired or the parties shall otherwise be permitted under the HSR Act to proceed with the Closing.

     5.13 EMPLOYMENT AGREEMENT. Jonathan C. Markle shall have entered into an Employment Agreement with Purchaser, on terms mutually acceptable to Mr. Markle and Purchaser.

     5.14 ENVIRONMENTAL AUDIT REPORT. Purchaser shall have received an Environmental Audit Report with respect to each parcel of the Property (a total of four (4) reports), each of which shall be in form and substance reasonably satisfactory to Purchaser.

     5.15 U.S. REDUCTION STOCK. Alumar shall have distributed to the Shareholders all of the U.S. Reduction Stock.

     5.16 TERMINATION OF AGREEMENTS. Alumar, the Subsidiaries, and each of the Shareholders shall have entered into written agreements, in form and substance satisfactory to Purchaser, terminating all agreements (oral or written) between Alumar or any Subsidiary, on the one hand, and any Shareholder, on the other hand, with regard to employment, consulting and all other matters whatsoever (except with respect to the Employment Agreement referred to in Section 5.13).

     5.17 TOBIAN METALS. Tobian Metals, Inc. ("TOBIAN") shall have entered into a written agreement with Metal Mark (i) transferring to Metal Mark (without cost to Metal Mark) any equity interest Tobian may have in Columbia Aluminum and (ii) terminating any right of Tobian to purchase any such equity interest, with such agreement being in form and substance satisfactory to Purchaser.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF ALUMAR AND THE
     SHAREHOLDERS.

     The obligations of Alumar and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the

Closing Date, of each and every one of the following conditions, all or any of which may be waived by Alumar and the Shareholders in whole or in part:

     6.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties made by Purchaser and Merger Sub in this Agreement shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time.

     6.2 COVENANTS OF PURCHASER AND MERGER SUB. Purchaser and Merger Sub shall have duly performed all of the covenants, acts and undertakings to be performed by them on or prior to the Closing Date and duly authorized executive officers of Purchaser and Merger Sub shall deliver to Alumar and the Shareholders a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 6.1 hereof.

     6.3 NO INJUNCTION, ETC. No action, proceeding or investigation shall have been instituted or threatened before any court or Governmental Authority to enjoin, restrain, prohibit, or obtain substantial damages in respect of the consummation of the transactions contemplated hereby.

     6.4 OPINION OF COUNSEL. A favorable opinion of Haynes and Boone, L.L.P. shall have been delivered to Alumar and the Shareholders, dated as of the Closing Date, substantially in form and substance of the opinion attached hereto as EXHIBIT 6.4.

     6.5 HSR COMPLIANCE. The waiting period under the HSR Act shall have expired or the parties shall otherwise be permitted under the HSR Act to proceed with the Closing.

7.   CLOSING.

     7.1 TRANSACTIONS AT CLOSING. At the Closing, each of the following transactions shall occur:

          7.1.1 ALUMAR'S AND THE SHAREHOLDERS' PERFORMANCE. At the Closing, Alumar and the Shareholders shall deliver to Purchaser the following:

               (a) all certificates representing the shares of the outstanding capital stock of Alumar, duly endorsed for transfer or accompanied by instruments of transfer satisfactory in form and substance to Purchaser and its counsel;

               (b) certificates of existence and of good standing of Alumar and each Subsidiary, as of the most recent practicable date, from the Secretary of State, or other appropriate Governmental Authority, of the state of incorporation or organization (or state of the principal location of business, if different) of Alumar and each Subsidiary;

               (c) certified copies of resolutions of the Board of Directors and shareholders of Alumar approving the transactions set forth in this Agreement;

               (d) opinion of Katz Randall & Weinberg in substantially the form of EXHIBIT 5.4;

               (e)  executed Registration Rights Agreement, as contemplated by
          Section 2.7 hereof;

               (f)  evidence of the resignations described in Section 2.6;

               (g) evidence of the consents and waivers contemplated by Sections 2.5 and 5.5;

               (h) the certificate of an officer of Alumar and the certificate from each Shareholder, as described in Section 5.2 hereof;

               (i) incumbency certificates for the officers of Alumar and the Subsidiaries executing this Agreement or any agreement ancillary hereto;

               (j)  executed Investment Letters, as contemplated by Section
          5.9;

               (k)  executed Releases, as contemplated by Section 5.10; and

               (l) an owner's title policy with respect to each parcel of Property, reasonably satisfactory in form and substance to Purchaser, as contemplated by Section 5.11;

               (m) all corporate and other records of or applicable to Alumar and each Subsidiary, including but not limited to minute books, stock books and transfer registers, books of accounts, leases, material contracts, computer programs, data processing records, computer software, documents and other information relating to any of the foregoing;

               (n)  executed Certificate of Merger;

               (o)  executed Escrow Agreement, in substantially the form of
          EXHIBIT 2.2.3; and

               (p) such other evidence of the performance of all covenants and satisfaction of all conditions required of Alumar and the Shareholders by this Agreement, at or prior to Closing, as Purchaser or its counsel may reasonably require.

          7.1.2 PERFORMANCE BY PURCHASER AND MERGER SUB. At the Closing, Purchaser and Merger Sub shall deliver to Alumar and/or the Shareholders, as appropriate, the following:

               (a) shares of Purchaser Stock deliverable to the Shareholders pursuant to the Merger;

               (b)  executed Registration Rights Agreement, as contemplated by
          Section 2.7 hereof;

               (c) opinion of Haynes and Boone, L.L.P., in substantially the form of EXHIBIT 6.4 ;

               (d) certified copies of resolutions of (i) the Board of Directors of Purchaser, and (ii) the Board of Directors and sole shareholder of Merger Sub, approving the transactions set forth in this Agreement;

               (e) incumbency certificates for the officers of Purchaser and Merger Sub executing this Agreement or any agreement ancillary hereto;

               (f) the certificate of the executive officer of Purchaser and Merger Sub described in Section 6.2 hereof;

               (g)  executed Certificate of Merger;

               (h)  executed Escrow Agreement, in substantially the form of
          EXHIBIT 2.2.3; and

               (i) such other evidence of all covenants and satisfaction of all conditions required of Purchaser by this Agreement at or prior to closing, as Alumar and the Shareholders or their counsel may reasonably require.

8.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
     INDEMNIFICATION.

     8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          8.1.1 ALUMAR, SUBSIDIARIES AND SHAREHOLDERS. All representations, warranties, agreements, covenants and obligations made or undertaken by Alumar, the Subsidiaries and the Shareholders in this Agreement, any other Operative Document, or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser, shall survive the Closing hereunder for the applicable period indicated in Section 8.2.2 and shall not merge in the performance of any obligation by any party hereto.

          8.1.2 PURCHASER AND MERGER SUB. All representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser and Merger Sub in this Agreement, any other Operative Document, or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Alumar and the Shareholders, shall survive the Closing hereunder for the applicable period indicated in Section 8.3.2 hereof and shall not merge in the performance of any obligation by any party hereto.

     8.2  CERTAIN INDEMNIFICATION BY THE SHAREHOLDERS.

          8.2.1 INDEMNIFICATION. The following indemnifications and obligations of the Shareholders set forth in subsections (a) and (b) below are expressly made subject to all of the provisions of Article 8 of this Agreement.

               (a) GENERAL INDEMNIFICATION. The Shareholders, jointly and severally, hereby agree to indemnify and hold Purchaser (and also, after the Closing, the Surviving Corporation and the Subsidiaries) harmless from any and all damages, losses, expenses, deficiencies, liabilities, obligations and penalties, including all reasonable costs and expenses (including reasonable attorneys' fees and reasonable settlement costs related thereto) arising from or in connection with:

                    (i) any breach or violation of, or inaccuracy in, any representation, warranty, covenant or agreement of Alumar, the Subsidiaries or the Shareholders contained in this Agreement (except Section 3.2 hereof), or in any Operative Document, or in any certificate delivered pursuant to Section 5.2 hereof;

                    (ii) any claims which may be made against Purchaser, the
                         Surviving Corporation or the Subsidiaries by any Person, including without limitation any legal, governmental or administrative action, suit or proceeding against Purchaser, the Surviving Corporation or the Subsidiaries, which arise from the conduct of the business of Alumar or the Subsidiaries on or prior to the Closing (but excluding any claims arising under Environmental Laws) and which were not fully disclosed to Purchaser in writing prior to the Closing;

                   (iii) any liability or obligation of any nature not fully
                         disclosed or reserved for on the Financial Statements that should have been so disclosed or reserved for pursuant to generally accepted accounting principles;

                   (iv) the payment by Purchaser, the Surviving Corporation or the Subsidiaries of liabilities for Taxes, if any, that accrued or relate to the period prior to the Closing which are in excess of the amounts accrued and reflected for such purposes on the books of Alumar or the Subsidiaries as of the Effective Time;

                   (v) the payment by Purchaser, the Surviving Corporation or the Subsidiaries of any liability for Taxes that arise from Alumar's distribution of the U.S. Reduction Stock to the Shareholders;

                   (vi) the failure of either Marport or Columbia Aluminum to be able to lawfully operate their respective facilities at the greater of (i) the applicable limit of their existing air emissions Permit or (ii) the maximum current operating capacity of such facilities; and

                   (vii) any and all actions, suits, proceedings, claims,
                         demands, assessments, deficiencies, judgments, costs and reasonable expenses arising out of any of the foregoing or the enforcement by Purchaser, the Surviving Corporation or the Subsidiaries of a valid right of indemnity hereunder.

               (b) ADDITIONAL SHAREHOLDERS' INDEMNITIES. Each Shareholder, severally and not jointly, hereby agrees to indemnify and hold Purchaser (and also, after the Closing, the Surviving Corporation and the Subsidiaries) harmless from any and all damages, losses, expenses, deficiencies, liabilities, obligations and penalties, including all reasonable costs and expenses (including reasonable attorneys' fees and reasonable settlement costs related thereto) arising from or in connection with:

                    (i) any breach or violation of, or inaccuracy in, any representation, warranty, covenant or agreement of such Shareholder contained in Section 3.2 of this Agreement, or in any Operative Documents, or in the certificate of such Shareholder delivered pursuant to
                         Section 5.2 hereof; and

                    (ii) any and all actions, suits, proceedings, claims,
                         demands, assessments, deficiencies, judgments, costs and reasonable expenses arising out of any of the foregoing, or the enforcement by Purchaser, the Surviving Corporation or the Subsidiaries of a valid right of indemnity under this Section 8.2.1(b).


          8.2.2 TIME LIMIT. The Shareholders shall not be required to indemnify or otherwise be obligated to Purchaser, the Surviving Corporation or the Subsidiaries under this Article 8 unless Purchaser notifies the Shareholders of the facts which are the basis for indemnification pursuant to this Article 8 on or before the second anniversary of the Closing. Notwithstanding the foregoing, Purchaser, the Surviving Corporation or the Subsidiaries may seek indemnification hereunder at any time before or after the second anniversary of the Closing with respect to (i) Section 8.2.1(a)(v) or (ii) the breach by a Shareholder of the representations and warranties contained in Section 3.2.1 hereof.

          8.2.3 INDEMNIFICATION OBLIGATIONS NON-RECOURSE. Except as provided in the following paragraph, the Shareholders shall have no personal liability under Section 8.2.1 of this Agreement, except to the extent of their interest in the Purchaser Stock held pursuant to the Escrow Agreement. Accordingly, except as provided in the following paragraph, Purchaser agrees to look solely to such shares of Purchaser Stock held pursuant to the Escrow Agreement for payment and satisfaction of the obligations and liabilities of the Shareholders under Section 8.2.1 of this Agreement.

     With respect to any obligations of the Shareholders arising from (i)
Section 8.2.1(a)(v) (which relates to the distribution of U.S. Reduction Stock), and (ii) any breach of the representations and warranties contained in Section 3.2.1, such obligations shall be personal recourse obligations of the Shareholders and shall not be satisfied from the Purchaser Stock held pursuant to the Escrow Agreement.

     8.3  INDEMNIFICATION BY PURCHASER.

          8.3.1 INDEMNIFICATION. Purchaser hereby agrees to indemnify and hold each Shareholder harmless from and against all liabilities, losses, expenses, deficiencies, liabilities, obligations and penalties, including all reasonable costs and expenses (including reasonable attorneys' fees and reasonable settlement costs related thereto) suffered or incurred by such Shareholder arising from or in connection with:

               (a) any breach or violation of, or inaccuracy in, any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or any Operative Document;

               (b) any material actual or threatened violation of or non-compliance with, or remedial obligation arising under, any Environmental

          Laws arising from any event, condition, circumstance, activity, practice, incident, action or plan, to the extent, and only to the extent that it arises or occurs after the Closing, relating in any way to the assets or the business of the Surviving Corporation or the Subsidiaries (including without limitation the ownership, operation or use of the Assets and the conduct of the business of the Surviving Corporation or the Subsidiaries after the Closing); the presence of any underground storage tanks or any Materials of Environmental Concern on, in, under or affecting all or any portion of the Surviving Corporation's or the Subsidiaries' properties after the Closing; any Release or threatened Release after the Closing with respect to such underground storage tanks or Materials of Environmental Concern; and the storage, disposal or treatment, or transportation for storage, disposal or treatment, of Materials of Environmental Concern after the Closing; and

               (c) any and all actions, suits, proceedings, claims, demands, assessments, deficiencies, judgments, costs and reasonable expenses arising out of any of the foregoing, or the enforcements by any Shareholder of a valid right of indemnity under this Section 8.3.1.

          8.3.2 TIME LIMIT; CAP. Purchaser shall not be required to indemnify or otherwise be obligated to any Shareholder under this Article 8 unless any Shareholder notifies Purchaser of the facts which are the basis for indemnification pursuant to this Article 8 on or before the second anniversary of the Closing. The maximum liability of the Purchaser to each of the Shareholders under this Agreement shall be equal to the portion of the Merger Consideration received by such Shareholder (valued as of the date or dates such consideration becomes payable).

     8.4 EXCLUSIVE REMEDY. Except for remedies that cannot be waived as a matter of law, including, without limitation, claims under applicable state and federal securities laws, the indemnification obligations under this
Article 8 shall be sole and the exclusive remedy of the parties hereto with respect to any breach of any representation, warranty, covenant or agreement under this Agreement by any party hereto, except that nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies that the parties hereto may have at equity for injunctive relief or specific performance.

     8.5  DEFENSE OF SUITS AND CLAIMS.

          (a)  In order for a party to seek indemnification pursuant to this
     Section 8 (an "INDEMNITEE"), the Indemnitee must promptly give notice of such claim for indemnification to the indemnifying party (the "INDEMNITOR") after the Indemnitee becomes aware of the basis for a claim; PROVIDED, HOWEVER, that failure of the Indemnitee(s) to give such notice promptly shall not render the Indemnitor's obligation of indemnity inapplicable to such claim unless such failure materially prejudices the Indemnitor(s) in the defense or settlement of such claim. Such notice shall (i) be in writing, (ii) be given prior to the date set forth in
     Section 8.2.2
     or 8.3.2 above, as applicable, and (iii) specifically identify the matters which have given rise to such indemnity claims.

          (b) Upon receipt by the Indemnitor(s) of the notice of claim for indemnity required to be given by the Indemnitee(s) under subsection 8.5(a) above, the Indemnitor(s) shall have the right at any time thereafter to be represented, at such Person's own expense, by legal counsel and/or accountants of such Person's own choosing, with respect to (i) any settlement negotiations, or (ii) any action, suit or other proceeding, legal, administrative or arbitrative, including any appeal proceeding ((i) and (ii) collectively, a "CLAIM"), in each case with respect to the matter giving rise to the indemnity claim. In the event of any Claim, the Indemnitor, at its option, shall have the right to assume the control and defense of such Claim (at such Person's expense and with legal counsel reasonably acceptable to the Indemnitee), including, without limitation, the right to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such Claim; PROVIDED, HOWEVER, that prior to entering into any final settlement or compromise, the Indemnitor(s) shall obtain the Indemnitee(s) consent (which consent shall not be unreasonably withheld). Subject to the Indemnitor(s) right to control the defense of any Claim as set forth above, the Indemnitee(s) shall have the right to participate in the defense of any such Claim at such Person's own cost and expense.

          (c) In the defense of any Claim, regardless of who is in control thereof, each of the parties shall fully cooperate with the other party, and shall cause their Affiliates, counsel and advisors to do so, and shall make available to each other all relevant books and records during normal business hours and shall furnish each other such assistance as each may reasonably request in connection with such defense.

          (d) In the event a Claim arises under Section 8.2.1(ii), 8.2.1(iv), or 8.2.1(v) hereof (a "Third Party Claim"), the reasonable costs and expenses of the Shareholders (including fees and expenses of counsel reasonably acceptable to the Indemnitee) shall be a Claim which shall be reimbursable to the Shareholders pursuant to the provisions of
     Section 2A of the Escrow Agreement.

     8.6 ARBITRATION. Notwithstanding anything else contained herein (except as set forth in Section 8.2.2 and Section 8.3.2), the agreements of the parties set forth in this Section 8.6 shall survive the Closing until all Claims are resolved in accordance with the provisions hereof, but not thereafter. In the event any party hereto disputes any Claim, the parties shall attempt to resolve such dispute within thirty (30) days after delivery of the indemnification notice required by Section 8.5(a) above. If the parties are unable to resolve such dispute within such 30-day period, the parties shall submit the dispute in question for arbitration in the City of Chicago, Illinois for resolution. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect by a panel of three (3) arbitrators, one of which is selected by each of Purchaser and the Shareholders' Representative, and the third of which is selected by the two arbitrators so designated. The parties will select their respective arbitrators within thirty (30) days from the expiration of the aforesaid 30-day period. The arbitration panel and any such proceeding may require discovery from the parties. The arbitration panel shall not be entitled to determine any disputes arising under this Agreement other than those submitted pursuant to this Section 8.6 and shall not have the right to increase or in any way alter the respective obligations of the parties under this Agreement or the Escrow Agreement. Any such decision which the arbitration panel reaches shall be final and binding upon the parties to this Agreement, and shall be specifically enforceable by a court of competent jurisdiction. This provision for arbitration shall be specifically enforceable by the parties hereto. In the event of any such arbitration, the arbitration panel shall award to Prevailing Party (as hereinafter defined) all of such reasonable attorneys' fees which the Prevailing Party incurred in connection with such arbitration. As used herein, the term "PREVAILING PARTY" shall mean the party which is awarded the greater relief in such arbitration proceeding. The arbitration panel shall require the other party to reimburse the Prevailing Party for all of its aforesaid costs and fees, within fifteen (15) days from the date the arbitration panel renders its decision. The Escrow Agent shall not be a necessary party in resolving disputes under this Section 8.

     8.7 REIMBURSEMENT. In the event that an Indemnitor undertakes, conducts, or controls the defense or settlement of any claim or action as contemplated by Section 8.5 hereof and it is later determined that such claim or action was not a claim or action for which the Indemnitor is required to indemnify the Indemnitee under this Article 8, the Indemnitee shall immediately reimburse the Indemnitor for all of its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

9.   TERMINATION.

     9.1 METHOD OF TERMINATION. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, the consideration for which is (a) the covenants set forth in Article 2 hereof, and (b) expenditures and obligations incurred and to be incurred by Purchaser and Alumar and the Shareholders in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

          9.1.1 By the mutual consent of the Boards of Directors of Alumar and Purchaser and the Shareholders' Representative.

          9.1.2 By the Board of Directors of Purchaser on or after November 30, 1995, if any of the conditions set forth in Article 5 hereof, to which the obligations of Purchaser are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser.

          9.1.3 By the Board of Directors of Alumar and the Shareholders' Representative on or after November 30, 1995, if any of the conditions set forth in Article 6 hereof, to which the obligations of Alumar and the Shareholders are subject, have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Alumar or the Shareholders.

10.  GENERAL PROVISIONS.

     10.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed (or sent) as follows:

          If to Alumar or the Shareholders, to the Shareholders' Representative at the following address:

               Gary L. Auerbach
               Katz Randall & Weinberg
               200 North LaSalle Street
               Suite 2300
               Chicago, Illinois  60601-1097

          and to:

               Katz Randall & Weinberg
               200 North LaSalle Street
               Suite 2300
               Chicago, Illinois  60601-1097
               Attention:  Gary L. Auerbach

          If to Purchaser, to:

               IMCO Recycling Inc.
               5215 North O'Connor Blvd.
               Suite 940
               Central Tower at Williams Square
               Irving, Texas 75039
               Attention:  Mr. Frank H. Romanelli

          and to:

               Haynes and Boone, L.L.P.
               901 Main Street
               Suite 3100
               Dallas, Texas 75202

               Attention:  David H. Oden

If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

     For purposes of any notice, request, instruction or document required or permitted to be given pursuant to this Agreement, delivery of such notice, request, instruction or document to the Shareholders' Representative shall be deemed to be delivery thereof to each Shareholder.

     Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 10.1.

     10.2 BROKERS. Purchaser, on the one hand, and Alumar and the Shareholders, on the other hand, represent and warrant to each other that no broker or finder has acted for them or any entity controlling, controlled by or under common control with them in connection with this Agreement, and agree to indemnify and hold harmless the other against any fee, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by them or such entity.

     10.3 FURTHER ASSURANCES. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     10.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     10.5 EXPENSES. All expenses incurred by Purchaser in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, investment bankers and accountants, shall be borne solely and entirely by Purchaser. All expenses incurred by the Shareholders, Alumar or the Subsidiaries in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, investment bankers and accountants, shall be borne solely and entirely by the Shareholders.

     10.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     10.7 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein, excluding that certain letter agreement dated April 18, 1995, executed by and among Purchaser, Alumar, Metal Mark, Jonathan C. Markle, William H. Markle, Louis H. Washauer and Eleanor R. Marsh, which shall survive the execution of this Agreement, but which shall terminate at Closing. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

     10.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.9 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

     10.10 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience or reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

     10.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (OTHER THAN THE CHOICE OF LAW PRINCIPLES THEREOF).

     10.12 ASSIGNABILITY. This Agreement shall not be assignable otherwise than by operation of law by any party without the prior written consent of the other parties, and any purported assignment by any party without the prior written consent of the other parties shall be void.

     10.13 THIRD PARTY RIGHTS. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement (including without limitation any broker or finder, notwithstanding the provisions of Section 10.2 hereof), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

     10.14 ILLEGALITIES. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the

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

remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provisions exists, be in any way impaired.

     10.15 DRAFTING PARTY. This Agreement expresses the mutual intent of the parties to this Agreement. Accordingly, regardless of the party preparing any document, the rule of construction against the drafting party shall have no application to this Agreement.

     10.16 INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits, Schedules and annexes attached to this Agreement are incorporated into this Agreement as fully as if stated within the body of this Agreement. A matter disclosed on one Exhibit or Schedule shall be deemed to be constructively disclosed on any other Exhibit or Schedule, as the context may require.

     10.17 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. Alumar, each Shareholder, Merger Sub and Purchaser agree that each will use their best efforts to maintain the confidentiality of the terms and provisions of this Agreement and the information and materials delivered to them or made available for their inspection pursuant to this Agreement. In the event the Closing does not occur, Alumar, each Shareholder, Merger Sub and Purchaser will as soon as practicable return all material of or concerning the other party obtained from such other party then in their possession and hereby covenant to keep confidential any information concerning the other party and ascertained from their review for a period of five (5) years commencing upon the termination of this Agreement. Notwithstanding the foregoing, the prohibitions and restrictions set forth in this Section 10.17 shall not apply to any information (a) in the public domain not as a result of the violation of Purchaser's, Merger Sub's, any Shareholder's or Alumar's undertaking herein,
(b) available to Purchaser, Merger Sub, the Shareholders or Alumar on a non-confidential basis without regard to the disclosure by Purchaser, Merger Sub, the Shareholders or Alumar to the other party, (c) available to Purchaser, Merger Sub, the Shareholders or Alumar from a source other than the other party (provided that such source in so acting is not violating any duty or agreement of confidentiality), or (d) required to be disclosed by any law, rule or regulation.

     No party hereto shall, without the approval of the other parties hereto (or, in the case of the Shareholders, the Shareholders' Representative acting on behalf of the Shareholders), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such parties shall be so obligated by law, in which case the other parties shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; PROVIDED that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations.

     10.18 SHAREHOLDERS' REPRESENTATIVE. The Shareholders hereby authorize the Shareholders' Representative to take all actions and to execute and deliver all documents contemplated by this Agreement to be taken, executed or delivered by him or by or on behalf of the Shareholders, including, without limitation, authorization to employ accountants, counsel and other agents as the Shareholders' Representative deems advisable, in his discretion, and to pay reasonable compensation for their services. The Shareholders hereby irrevocably appoint Gary L. Auerbach to act as the initial Shareholders' Representative.

     In the event the Shareholders' Representative shall at any time resign, the resigning Shareholders' Representative shall appoint a successor Shareholders' Representative, either from among the Shareholders or who shall otherwise be acceptable to Purchaser, and who shall be recognized and entitled to act in such capacity hereunder upon his assumption in writing of the duties and responsibilities of the Shareholders' Representative under this Agreement; PROVIDED that the resigning Shareholders' Representative's resignation shall not be effective until such a successor shall exist. In the event the Shareholders' Representative shall at any time be unable to act as such hereunder as a result of his death or disability, a majority of the remaining Shareholders shall, as soon as reasonably practical under the then existing circumstances, appoint a substitute Shareholders' Representative either from among the Shareholders or who shall otherwise be acceptable to Purchaser and who shall be recognized and be entitled to act in such capacity hereunder upon his assumption in writing of the duties and responsibilities of the Shareholders' Representative under this Agreement. The choice of a successor Shareholders' Representative appointed in any manner permitted above shall be final and binding upon all of the Shareholders.

     Each Shareholder has made, constituted and appointed and by the execution of this Agreement hereby irrevocably makes, constitutes and appoints the Shareholders' Representative as such person's true and lawful attorney in fact and agent, for such person and in such person's name,

          (a) to receive all notices of Claims pursuant to Section 8.5 hereof and all other notices and communications directed to such Shareholder under this Agreement and to take any action (or to determine to take no action) with respect thereto as he may deem appropriate as effectively as such Shareholder could act for himself or herself, including without limitation, the settlement or compromise of any dispute or controversy, and

          (b) to execute and deliver all instruments and documents of every kind incident to the foregoing, for all intents and purposes and with the same effect as such Shareholder could do personally, and each such Shareholder hereby ratifies and confirms as his or her own act, all that the Shareholders' Representative shall do or cause to be done pursuant to the provisions hereof. All notices of Claims pursuant to Section 8.5 hereof and all other notices and communications directed to Shareholders under this Agreement shall be given to the Shareholders' Representative.

     Purchaser and the Surviving Corporation shall be entitled to rely upon and protected in their reliance upon the decisions, actions and omissions to act by the Shareholders' Representative as the authorized representative of all of the Shareholders. The death or incapacity of any Shareholder shall not terminate the authority and agency of the Shareholders' Representative.



               [Next following page is the signature page.]

     IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                              PURCHASER:
                              IMCO RECYCLING INC.


                              By: Frank H. Romanelli
                                  ------------------------------------------
                                  Frank H. Romanelli
                                  President and Chief Executive Officer

                              MERGER SUB:
                              IMCO RECYCLING OF ILLINOIS INC.


                              By: Robert Holian
                                  ------------------------------------------
                                  Name:  Robert Holian
                                  Title: Vice President

                              ALUMAR:
                              ALUMAR ASSOCIATES, INC.


                              By: William H. Markle
                                  ------------------------------------------
                                  Name:  William H. Markle
                                  Title: President


                              THE SHAREHOLDERS:


                              Jonathan C. Markle
                              ----------------------------------------------
                              Jonathan C. Markle


                              LOUIS H.  WASHAUER INSURANCE TRUST
                              (u/a/d 4/19/89)

                              By: Louis H. Washauer
                                  ------------------------------------------
                                  Trustee

                              Eleanor R. Marsh
                              ----------------------------------------------
                              Eleanor R. Marsh



                              MARKLE FAMILY LIMITED PARTNERSHIP,
                              a Delaware limited partnership


                              By:  Braintree Associates, Inc., General
                                   Partner

                              By: William H. Markle
                                  ------------------------------------------
                                  Name:  William H. Markle
                                  Title: Vice-President/Treasurer



                              BRAINTREE ASSOCIATES, INC.,
                              a Vermont corporation

                              By: William H. Markle
                                  ------------------------------------------
                                  Name:  William H. Markle
                                  Title: Vice-President/Treasurer



                              WASHAUER ASSOCIATES, INC. PENSION PLAN

                              By: Louis H. Washauer
                                  ------------------------------------------
                                  Name:  Louis H. Washauer
                                  Trustee